EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Brooklyn Federal Bancorp, Inc.
Brooklyn, New York

We have issued our report dated January 6, 2010, with respect to the 2009 consolidated financial statements included in the Annual Report of Brooklyn Federal Bancorp, Inc. and Subsidiary on From 10-K for the year ended September 30, 2010. We hereby consent to the inclusion of said report in the Form 10-K of Brooklyn Federal Bancorp, Inc. and Subsidiary for the year ended September 30, 2010.

/ s / ParenteBeard LLC

ParenteBeard LLC
Clark, New Jersey
June 27, 2011